AXALTA COATING SYSTEMS LTD.
2014 INCENTIVE AWARD PLAN

RESTRICTED STOCK GRANT NOTICE

Axalta Coating Systems Ltd., a Bermuda exempted limited liability company (the “Company”), pursuant to its 2014 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of shares of Restricted Stock (the “Shares”) set forth below. The Shares are subject to the terms and conditions set forth in this Restricted Stock Grant Notice (the “Grant Notice”) and the Restricted Stock Agreement attached hereto as Exhibit A, including Appendix 1 (Confidentiality and Business Protection Agreement) thereto (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:
Grant Date:
Total Number of Shares of Restricted Stock:

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

AXALTA COATING SYSTEMS LTD. HOLDER:	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

EXHIBIT A
TO RESTRICTED STOCK GRANT NOTICE
RESTRICTED STOCK AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of Shares set forth in the Grant Notice.

ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.2    Incorporation of Terms of Plan. The Shares issued to Participant pursuant to the Grant Notice are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control, except with respect to the definition of Change in Control as defined in this Agreement.
ARTICLE II.
ISSUANCE OF SHARES
2.1    Issuance of Shares. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, this Agreement and the Plan.
2.2    Issuance Mechanics. As of the Grant Date, the Company shall issue the Shares in the form of Common Stock to Participant and shall at its option (a) cause a certificate or certificates representing such shares of Common Stock to be registered in the name of Participant, or (b) cause such shares of Common Stock to be held in book-entry form. If a certificate is issued, it shall be delivered to and held in custody by the Company and shall bear the restrictive legends required by Section 5.1. If the shares of Common Stock are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions of this Agreement.
ARTICLE III.
FORFEITURE AND TRANSFER RESTRICTIONS
3.1    Forfeiture Restriction. Subject to the provisions of Section 3.2 below, in the event of Participant’s Termination of Service for any reason, other than as a result of Participant’s death or by the Company as a result of Participant’s Disability, all of the Unreleased Shares (as defined below) shall thereupon be forfeited immediately and without any further action by the Company (the “Forfeiture Restriction”),

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

except as otherwise provided in a written agreement between Participant and the Company. Upon the occurrence of such forfeiture, the Company shall become the legal and beneficial owner of the Unreleased Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unreleased Shares being forfeited by Participant. The Unreleased Shares shall be held by the Company in accordance with Section 3.3 until the Shares are forfeited as provided in this Section 3.1, until such Unreleased Shares are released from the Forfeiture Restriction as provided in Section 3.2 or until such time as this Agreement is no longer in effect. Participant hereby authorizes and directs the Secretary of the Company, or such other person designated by the Administrator, to transfer any Unreleased Shares that are forfeited pursuant to this Section 3.1 from Participant to the Company.
3.2    Release of Shares from Forfeiture Restriction.
(a)    The Shares shall be released from the Forfeiture Restriction in accordance with the following vesting schedule: three equal annual installments beginning on the first anniversary of the grant date. In the event of Participant’s Termination of Service (i) by the Company without Cause within two (2) years after a Change in Control (subject to Section 3.2(c)), (ii) by the Company by reason of Participant’s Disability, or (iii) by reason of death, any unvested Shares shall immediately vest in full and become vested Shares; provided, that if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, in either case, that provides greater vesting protection to Participant, the Shares shall be treated in accordance with the applicable terms of such agreement or policy.

(b)    Any of the Shares which, from time to time, have not yet been released from the Forfeiture Restriction are referred to herein as “Unreleased Shares.” In the event any of the Unreleased Shares are released from the Forfeiture Restriction, any Retained Distributions (as defined below) paid on such Unreleased Shares shall be promptly paid by the Company to Participant. As soon as administratively practicable following the release of any Shares from the Forfeiture Restriction, the Company shall, as applicable, either deliver to Participant the certificate or certificates representing such Shares in the Company’s possession belonging to Participant, or, if the Shares are held in book-entry form, then the Company shall remove the notations indicating that the shares are subject to the restrictions of this Agreement. Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company or its representatives deem necessary or advisable in connection with any such delivery.

(c)    As a condition to any accelerated vesting of the Shares due to Participant’s Termination of Service by the Company without Cause within two (2) years after a Change in Control as set forth in Section 3.2(a), Participant shall, within the thirty (30) day period following the date of Participant’s Termination of Service, execute and not revoke a general release of all claims, including all known and unknown and current and potential claims, in favor of the Company and its affiliates in either (A) a form

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

provided to Participant by the Company or (B) if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, the form of release of claims applicable to Participant under such agreement or policy.

3.3    Escrow.
(a)    The Unreleased Shares shall be held by the Company until such Unreleased Shares are forfeited as provided in Section 3.1, until such Unreleased Shares are released from the Forfeiture Restriction as provided in Section 3.2 or until such time as this Agreement is no longer in effect. Participant shall not retain physical custody of any certificates representing Unreleased Shares issued to Participant. Participant, by acceptance of this Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of forfeited Unreleased Shares (and Retained Distributions, if any, paid on such forfeited Unreleased Shares) to the Company as may be required pursuant to the Plan or this Agreement, and to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer. To the extent allowable by Applicable Law, the Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.
(b)    The Company will retain custody of all cash dividends and other distributions (“Retained Distributions”) made or declared with respect to Unreleased Shares (and such Retained Distributions will be subject to the Forfeiture Restriction and the other terms and conditions under this Agreement that are applicable to the Shares) until such time, if ever, as the Unreleased Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested pursuant to Section 3.2. Any Retained Distributions with respect to Unreleased Shares shall be forfeited in the event such Unreleased Shares are forfeited.
3.4    Rights as Shareholder. Except as otherwise provided herein, upon issuance of the Shares by the Company, Participant shall have all the rights of a shareholder with respect to said Shares, subject to the restrictions herein, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

ARTICLE IV.
TAXATION AND TAX WITHHOLDING
4.1    Representation. Participant represents to the Company that Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

4.2    Section 83(b) Election. If Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed with respect to the Shares as of the date of transfer of the Shares rather than as of the date or dates upon which Participant would otherwise be taxable under Section 83(a) of the Code, Participant shall deliver a copy of such election to the Company promptly upon filing such election with the Internal Revenue Service.
4.3    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    Participant shall be required to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. Unless the Participant makes an advance election pursuant to this Section 4.3(a), the Company shall instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares of Common Stock from those Shares that are then becoming vested as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 4.3(a), including the transactions described in the previous sentence, as applicable. Alternatively, Participant may elect to such tax withholding obligations in one or more of the forms specified below, provided such election is made in accordance with any advance notice requirements that the Company may establish for this purpose:
(i)    by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;
(ii)    with respect to any withholding taxes arising in connection with the vesting of the Shares, unless otherwise determined by the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (or, if the Administrator determines that it would be consistent with Applicable Law and would not result in adverse accounting consequences, such greater amount as the Administrator may designate, up to the maximum statutory withholding rate);
(iii)    with respect to any withholding taxes arising in connection with the vesting of the Shares, unless otherwise determined by the Administrator, by tendering to the Company vested shares of Common Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (or, if the Administrator determines that it would be consistent with Applicable Law and would not result in adverse accounting consequences, such greater amount as the Administrator may designate, up to the maximum statutory withholding rate); or

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

(iv)    in any combination of the foregoing.
(b)    With respect to any withholding taxes arising in connection with the Shares, in the event Participant fails to provide timely payment of all sums required pursuant to Section 4.3(a), the Company shall have the right and option, but not the obligation, to (i) deduct such amounts from other compensation payable to Participant and/or (ii) treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 4.3(a) above. The Company shall not be obligated to deliver any certificate representing the Shares to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting of the Shares or any other taxable event related to the Shares.
(c)    Participant is ultimately liable and responsible for all taxes owed in connection with the Shares, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Shares. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Shares or the subsequent sale of the Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure this Award to reduce or eliminate Participant’s tax liability.
ARTICLE V.
RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS
5.1    Legends. The certificate or certificates representing the Shares, if any, shall bear the following legend (as well as any legends required by the Company’s charter and Applicable Law):
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
5.2    Refusal to Transfer; Stop-Transfer Notices. The Company shall not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
5.3    Removal of Legend. After such time as the Forfeiture Restriction shall have lapsed with respect to the Shares, and upon Participant’s request, a new certificate or certificates representing such Shares

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

shall be issued without the legend referred to in Section 5.1 and delivered to Participant. If the Shares are held in book entry form, the Company shall cause any restrictions noted on the book form to be removed.
ARTICLE VI.
OTHER PROVISIONS
6.1    Administration. The Administrator shall have the exclusive power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
6.2    Shares Not Transferable. The Shares and Retained Distributions may not be sold, pledged, assigned or transferred in any manner unless and until the Forfeiture Restrictions have lapsed. No Unreleased Shares or Retained Distributions or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
6.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the Unreleased Shares in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.
6.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Chief Human Resources Officer of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (if to Participant) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
6.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
6.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

6.7    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Law, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
6.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Shares in any material way without the prior written consent of Participant.
6.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 6.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
6.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Shares, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
6.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
6.12    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit or appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided, however, that (i) if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, in either case, that provides greater vesting protection to Participant, then the Shares shall be treated in accordance with the applicable terms of such agreement or policy; and (ii) if Participant is party to the Company’s Executive Restrictive Covenant and Severance Agreement or other severance, non-compete, employment

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

or similar agreement with the Company or any of its affiliates that includes the same or similar restrictive covenants as those in Appendix 1, then Appendix 1 shall not apply to Participant. For the avoidance of doubt, the Company’s Restrictive Covenant and Severance Policy does not constitute an agreement with the same or similar covenants as Appendix 1.
6.13    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
6.14    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
6.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award.
6.16    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
6.17    Broker-Assisted Sales. In the event of any broker-assisted sale of shares of Common Stock in connection with the payment of withholding taxes as provided in Section 4.3(a): (A) any shares of Common Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such shares of Common Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F)

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.
6.18    Definitions. Notwithstanding anything to the contrary in the Plan, for purposes of this Agreement:

(a)    “Change in Control” shall mean and includes each of the following: (i) a transaction or series of transactions occurring after the Grant Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing 30% or more of the total combined voting power of the Company’s securities outstanding immediately after such transaction; (ii) during any 12 month period, individuals who, at the beginning of such period, constitute the Board together with any new members of the Board whose election by the Board or nomination for election by the Company’s members was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of the one-year period or whose election or nomination for election was previously so approved (other than (x) an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, and (y) any member of the Board whose initial assumption of office during such 12 month period in connection with a transaction described in clause (iii)(x) below that occurs with a non-affiliate third party), cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) after the Grant Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, other than a transaction:
(i)    in the case of clauses (i) and (iii), which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, more than seventy percent (70%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    in the case of clause (iii), after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided,

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
(b)    “Disability” shall mean the following: (a) if Participant is a party to an employment, severance or similar agreement with the Company or any of its affiliates in which “disability ” or term of like import is defined, “Disability” or term of like import as defined in such agreement and (b) if no such agreement exists, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Participant qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Participant has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Participant’s inability to perform, with or without reasonable accommodation, the essential functions of the Participant’s position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Participant or Participant’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

* * * *

Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

APPENDIX 1
TO RESTRICTED STOCK AGREEMENT

CONFIDENTIALITY AND BUSINESS PROTECTION AGREEMENT

Capitalized terms used but not defined in this Appendix 1 shall have the respective meanings ascribed to such terms in the Agreement, the Grant Notice or the Plan, as applicable.
WHEREAS, the Company operates in a highly competitive business environment and has a legitimate interest in protecting its valuable assets, including its confidential information, trade secrets, and intellectual property; its goodwill and reputation; the business relationships it has developed with its clients and vendors; and the training and development of its employees;
WHEREAS, Participant’s employment and responsibilities with the Company have permitted and will in the future permit Participant to have access to competitively sensitive and highly confidential business information and trade secrets of the Company and to derive and enjoy the benefit of the Company’s relationships with its customers and business partners, which have been developed by the Company’s employees and/or or as a result of the innovative products and technologies that the Company has brought or will bring to its customers (“Goodwill”);
WHEREAS, the Company’s customers are located across the United States and around the world; the market for the Company’s products, processes, and services is national and international in scope; the Company sells and markets the same or similar products, processes, and services across state and national boundaries; and the Company’s market expands or contracts over time based on the growth of the Company’s business and the demand for the Company’s products, processes, and services;
WHEREAS, the Company desires to ensure that its confidential information, trade secrets, intellectual property, goodwill, reputation, business relationships, and investment in training and developing employees are adequately protected and are not used or disclosed without proper authorization by the Company; and
WHEREAS, Participant’s eligibility to receive the Sahres is conditioned upon Participant’s timely acceptance of the obligations and other terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of Participant’s eligibility for the Shares, and as a condition of Participant’s continued access to the Company’s confidential information and trade secrets and the benefit of the Company’s Goodwill and customer relationships, the Company and Participant agree as follows:
1.Access to Confidential Information. In the course of Participant’s employment, the Company will provide Participant with access to certain Confidential Information, which is not in the public domain, is highly valuable and competitively sensitive and which, if acquired by the Company’s competitors, would cause irreparable harm to the Company. As used in this Agreement, “Confidential Information” means all information that Participant acquires from the Company which is not publicly known outside of the Company, and which concerns any of the following: the methods, processes, or know-how used or developed by the Company to design, manufacture, distribute, market, or sell its products, processes, or services; the research, development, or design of the Company’s products or processes; the Company’s plans or strategies for sales, marketing, or distribution; the Company’s supply and distribution processes or arrangements; research initiatives or projects; results of tests or experiments; information on financial performance, pricing, margins, or profits or production, labor, or other costs; market or sales data; existing or planned merger, acquisition, or divestiture activities; proposals or terms of contracts with customers, suppliers, distributors, or others; the identity and skills of other the Company employees; and information provided to the Company by its

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Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

customers, suppliers, or third parties pursuant to a confidentiality obligation or an expectation of confidentiality.

2.Covenants to Protect Confidential Information. Participant covenants, promises, and agrees that she/he will not, directly or indirectly, use Confidential Information (or cause or permit it to be used) for any purpose other than the good-faith performance of her/his duties as a Company employee. In addition, subject to the Permitted Disclosures referenced below, Participant covenants, promises, and agrees that she/he will not, directly or indirectly, disclose Confidential Information (or cause or permit it to be disclosed) to any individual or person other than employees, consultants, contractors, suppliers, vendors, or teammates authorized by the Company to receive such information and having a need to know such information in connection with the good-faith support of the Company’s business activities. Participant further covenants, promises, and agrees (a) not to remove from the Company’s premises (including the Company’s computer systems, servers, and networks) any Confidential Information in any form, except as required in the performance of his or her duties as an the Company employee, and (b) to return to the Company any and all records containing Confidential Information immediately upon termination of the employment relationship between Participant and the Company. Furthermore, Participant covenants, promises, and agrees not to accept employment with any employer that manufactures, markets, or sells products, processes, or services that are similar to or competitive with products, processes, or services manufactured, marketed, or sold by the Company, where such employment would involve duties the performance of which would inevitably cause Participant to use or disclose Confidential Information of the Company for the benefit of a third party in violation of this Agreement. The covenants and promises set forth in this section shall continue both during and after Participant’s employment with the Company and, notwithstanding any other provision of this Agreement, in all cases shall be subject to the Permitted Disclosures referenced below.

3.Covenant to Protect Goodwill and Customer Relationships. Participant acknowledges that the Goodwill of the Company shall belong to the Company and not be used for the benefit of Participant, a future employer, or any other third party. In recognition of the value and importance of the Goodwill to the Company, Participant covenants, promises, and agrees that, during the Restricted Period (as defined below), Participant will refrain from directly or indirectly soliciting or attempting to solicit business from a Customer or a Prospective Customer, where a purpose of such solicitation is to induce the Customer or Prospective Customer to reduce or alter its business relationship with the Company or to purchase or acquire from a third party any product, process, or service that is competitive with any product, process, or service that the Company offers to its customers. As used in this Agreement, the Restricted Period shall consist of the continuous period of twelve (12) consecutive months immediately following the Participant’s separation from service with the Company, provided, however, that this twelve (12)-month period may be extended by any period of Participant’s noncompliance with the covenants and promises set forth in this Agreement.

4.Covenant Not to Solicit Employees. In recognition of the Company’s investment in recruiting, training, and developing its employees, Participant covenants, promises, and agrees that, during employment by the Company and during the Restricted Period, she/he shall not solicit or encourage any employee of the Company to resign from or cease employment with the Company, or to accept a position as an employee or consultant for any other entity or person that manufactures, sells, or markets products, processes, or services that are similar to or competitive with products, processes, or services manufactured,

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Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

sold, or marketed by the Company. This Section 4 does not apply to the solicitation of any Company employee who is not employed by the Company until after the date on which Participant’s Termination of Service occurs.

5. Covenants Not to Compete.
a.Establishment or Leadership of a Competitive Business. During Participant’s employment with the Company, and during the Restricted Period, Participant covenants, promises, and agrees that she/he shall not, within the Geographic Territory, either (i) directly or indirectly own, establish, or control (other than through ownership of less than two percent (2%) of the shares of publicly traded stock) or (ii) serve as an officer, director, principal, or partner of a business that manufactures, develops, markets, or sells products, processes, or services that are similar to or competitive with the products, processes, or services that are manufactured, marketed, sold, or being developed by the Company during the final twenty-four (24) months of Participant’s employment with the Company. As used herein, the “Geographic Territory” is defined to include all states of the United States in which the Company manufactures, distributes, sells, or markets its products, processes, or services during the twenty-four (24) months immediately preceding the start of the Restricted Period, and all countries in which the Company manufactures, distributes, sells, or markets its products, processes, or services during the twenty-four (24) months immediately preceding the start of the Restricted Period. The Geographic Territory does not include any state or country in which the Company does not maintain operations or commence sales or marketing until after the start of the Restricted Period.

b.Prohibited Positions with Competitors. During Participant’s employment with the Company and during the Restricted Period, Participant covenants, promises, and agrees that she/he shall not directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company. The term “Business” refers to the business of the Company and shall include the manufacturing and sale of automotive and industrial paints, coatings and related products, as such business may be expanded or altered by the Company during the term of the Participant’s employment with the Company. This Agreement shall not be construed to bar any attorney from engaging in the practice of law as an attorney for any third party; provided that he or she otherwise complies with his or her obligations under this Agreement and under the applicable rules of professional conduct.

6.Nature and Timing of Separation. The obligations set forth in this Agreement shall apply regardless of the voluntary or involuntary nature of the termination of the employment relationship between the Company and Participant, the duration of that relationship, or any other circumstances under which the relationship terminates.

7.Injunctive Relief. Participant specifically acknowledges and agrees that Participant’s violation of any obligation under the preceding sections of this Agreement will cause irreparable harm to the Company’s legitimate business interests, and that such harm cannot be measured by any specific amount of money or adequately remedied by the award of any sum of monetary damages. Therefore, Participant

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Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

specifically agrees and understands that the Company will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach of the preceding sections and agrees not to assert as a defense that the Company has an adequate remedy at law. Any injunctive relief shall be in addition to, and not in lieu of, any other remedies available to the Company.
8.Conformance and Severability. It is the intent of the Parties that each of the covenants and promises set forth above is divisible and severable from the other covenants and promises in those sections. The Parties further intend that this Agreement be enforceable to the maximum extent possible and that, if a court of competent jurisdiction determines that any term or clause renders some or all of this Agreement invalid or unenforceable, then, such term or clause should be modified to the extent necessary to make the Agreement legal and enforceable while preserving as much as possible of the intent of such term or clause. Where a court of competent jurisdiction determines that any term or clause renders some or all of this Agreement invalid or unenforceable, and such modification is not feasible, it is the intent of the Parties that the offending term or clause should be substituted with another term or clause that is enforceable and most nearly achieves the same objectives. Where a court determines that neither modification nor substitution of such term or clause is feasible under the circumstances, only then shall the offending term or clause be severed and stricken from the Agreement, but only to the extent that the term or clause is invalid or unenforceable, and the remaining provisions of the Agreement shall be enforced in accordance with their terms and entitled to full force and effect.
9.Permitted Disclosures. Notwithstanding any other provision of this Agreement, Participant will not be held civilly or criminally liable under any federal or state trade secret law for disclosing a trade secret of the Company in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney representing or advising Participant concerning such disclosure, if the disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.  In addition, if Participant files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Participant may disclose trade secrets of the Company to the attorney representing him/her and may use the trade secret information in the court proceeding, only if any document containing the trade secret is filed under seal, and Participant does not disclose the trade secret except as specifically directed or authorized by a court order. In addition, nothing in this Agreement should be construed (i) to impede or interfere with Participant’s right to respond truthfully and completely to any request for information regarding the Company’s activities where disclosure is required by legal process, or (ii) to prevent Participant from communicating directly with, responding to any inquiry from, or providing truthful testimony or information to, any regulatory or law enforcement agency of the United States, the U.S. Congress, an Inspector General, or a state government agency in the course of a lawful investigation or proceeding. Participant is not required to contact the Company as a precondition to any of the foregoing, provided, however, that Participant cannot, without the written approval of the Company’s General Counsel, disclose the substance of communications between the Company personnel and the Company’s legal counsel which are protected by the Company’s attorney-client privilege.
10.General.

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Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)

a.With the exception of modification or substitution of terms by a court of competent jurisdiction under the Conformance and Severability section above, no modification or waiver of any provision of this Agreement shall be valid unless in writing signed by both Parties and specifically referring to this Agreement by name.
b.Participant acknowledges that the services to be rendered by Participant are personal and that Participant may not assign any of her/his duties or obligations under this Agreement. The Company may assign the Agreement to any successor or transferee. This Agreement shall be valid and binding upon all heirs, successors and assigns of the Parties.
c.No delay or omission in enforcing any provision of this Agreement or in exercising any right or remedy set forth in this Agreement shall operate as a waiver of any right or remedy or preclude enforcement or specific performance of such provision or the exercise of any right or remedy.
d.The Parties acknowledge that they have each read this Agreement in its entirety, understand it, agree to be bound by its terms and conditions, and intend that the Agreement be interpreted as if drafted equally by both Parties.
e.Participant agrees that the Company may, in its sole discretion, share all or part of this Agreement with any future or prospective employer to the extent reasonably necessary to ensure Participant’s compliance. In addition, Participant agrees to provide the Company, upon its request, with the name, address, and contact information of any new employer or third party whose relationship with Participant may violate the provisions of this Agreement.

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Axalta – Restricted Stock Agreement – US (2014 Plan)(2018 Annual Grant)